Exhibit 99.1

Local Corporation Announces Leadership Transition

IRVINE, Calif., Jan. 13, 2014 — Local Corporation (NASDAQ: LOCM), a leading online local media company, today announced that the board of directors has named Fred Thiel as its chairman, effective immediately, following the resignation of Heath Clarke as CEO and chairman for personal reasons. The board intends to appoint an interim CEO in the very near term, while the board conducts a robust executive search for a permanent CEO.

“Local Corporation has a strong and talented team of Internet advertising and technology professionals. The company remains focused on building a best-in-class local and mobile advertising business that consumers rely on to access the local information they need and that advertisers depend on to reach ready-to-buy consumers in their target markets,” said Fred Thiel, chairman of the board of Local Corporation. “On behalf of Local Corporation, I want to thank Heath Clarke for the many years of service, dedication and innovation he has provided to the company. While his day to day presence will be missed, I look forward to continuing to work with Heath through his continued presence on the board and undoubtedly the spirit with which he approached the challenges and opportunities facing the company will endure. We are beginning an executive search for a permanent CEO best suited to lead the company to a future filled with potential.”

Thiel, age 53, has served on the company’s board of directors since January 2013. Thiel served as managing partner of the Software IT Group at Triton Pacific Capital Partners, a private equity firm making equity investments on behalf of itself and its investors in lower middle market companies, from January 2007 until the end of 2012. As part of his role at Triton Pacific Capital Partners, Thiel served on the boards of four of its portfolio companies: Custom Credit Systems, LP, an enterprise software company providing commercial lending automation solutions to major banks; DB Technology, LLC, an enterprise content management software company providing solutions to healthcare providers; Assetpoint, LLC, an enterprise software company providing enterprise asset management solutions to major corporations; and Vayan Marketing Group, LLC, an Internet media marketing company providing customer acquisition services to major consumer brands. Thiel has been an operating partner with Graham Partners, a mid-market private equity firm since 2008. From January 2004 to December 2006, Thiel was founder and managing partner of TechStarter Ventures, a venture capital and technology incubator focused on developing Web 2.0 technologies and social media, human resources and project management related web properties. Prior to TechStarter, Thiel was CEO of GameSpy Industries from January 2002 through January 2003. Thiel is presently a director of three private companies, including Predixion Software, Inc., B&B Electronics, Inc., and OCTANe LLC. Thiel attended classes at the Stockholm School of Economics in Europe.

“Local Corporation is in strong hands and I am confident in its future. I would like to thank the board, our employees and our business partners for building Local Corporation into a leading local search company, and I remain excited about the many prospects for the company in the rapidly emerging mobile local advertising sector,” said Heath Clarke.

Clarke has entered into a Separation and General Release with the company, pursuant to which his employment relationship with the Company ended today, Jan. 13, 2014.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading online local media company that connects brick-and-mortar businesses with approximately a million online and mobile consumers each day using a variety of innovative digital marketing products. To advertise, or for more information, visit: http://www.localcorporation.com.

Forward Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate,” “plan,” “will,” “intend,” “believe” or “expect” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Key risks are described in the filings we make with the U.S. Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company. Traffic and our monetization of that traffic combine to determine our revenues for any given period. Our traffic volume alone for a period should not be viewed as demonstrative of our financial results for such period.

Investor Relations and Media Relations Contact:

Cameron Triebwasser

Local Corporation

949-789-5223

ctriebwasser@local.com